SECURITIES AND EXCHANGE COMMISSION Washington, D.C.  20549

                           FORM 8-K
                        CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act
                            of 1934

                Date of Report:  March 27, 1997


                    NPC INTERNATIONAL, INC
    (Exact name of registrant is specified in its charter)

                            Kansas
                   (State of incorporation)
   0-13007                                       48-0817298
(Commission Identification No.)  (IRS Employer Identification No.)

        720 West 20th Street, Pittsburg, Kansas  66762

      (Address of principal executive office   Zip Code)

        Registrant's telephone number:  (316/231-3390)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

     Pursuant to an Asset Purchase Agreement, dated March 3, 1997, as amended by a letter agreement dated March 27, 1997, by and among NPC International, Inc. and certain of its subsidiaries and affiliates (collectively, the "Company") and certain subsidiaries and affiliates of Pizza Hut, Inc. (collectively, "Pizza Hut") (such Asset Purchase Agreement, as amended, the "Agreement"), on March 27, 1997 the Company completed the 126 unit acquisition of Pizza Hut restaurants announced January 23, 1997. The acquisition was completed in two phases. Phase I consisted of 60 units in Tulsa, Oklahoma, Topeka, Kansas, Ft. Smith, Arkansas, and Jackson, Tennessee. Phase II consisted of 66 units located in Champaign/Springfield, Illinois, Evansville, Indiana, Beaumont/Port Arthur, Texas, Lake Charles, Louisiana and Tyler/Longview, Texas.

     The consideration for the purchase of 122 of the units and the operations of four other units was $55.5 million. Additional consideration of $1.1 million will be paid upon the final resolution of certain litigation to the satisfaction of the Company, at which time the Company will close on the acquisition of the four restaurants that are subject to such litigation. The purchase price was negotiated between the Company and Pizza Hut, based primarily on the Company's internal review of the value of cash flow generated by operations of the restaurants and future development opportunities perceived to be available to the Company.

The Company financed the acquisition of the units with a newly established Revolving Credit Facility in the amount of $175 million, for which the agent bank is Texas Commerce Bank.
A press release of Registrant issued on March 27, 1997, announcing the completion of the above described acquisition, is attached as an exhibit to this report and incorporated herein by reference.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(a.) Financial statements of business acquired.

Financial statements are not available at this time.
However, in accordance withRule 3-05(b) the applicable statements are expected to be filed prior to June 10, 1997.

(b.) Pro forma financial information
     Pro forma financial information will be filed in conjunction with the filing of the financial statements referred to in Item 7. (a) above.


(c.) Exhibits

   The exhibits set forth on the Index to Exhibits on page 3 are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
NPC INTERNATIONAL, INC.
DATED:





Troy D. Cook
Vice President Finance
Chief Financial Officer
Principal Financial Officer


                                                       PAGE
                                                       NO. IN
                                                       THIS
EXHIBIT   DESCRIPTION                                  FILING
2-A       Asset Sale Agreement                               5

2-B       Amendment to Asset Sale Agreement                 26

99-A      Press Release of Registrant dated March 27, 1997  29